Exhibit 10.19

601 GATEWAY BOULEVARD

FIRST AMENDMENT TO OFFICE LEASE

This FIRST AMENDMENT TO OFFICE LEASE (this “First Amendment”) is made and entered into as of October 31, 2011 by and between GATEWAY CENTER, LLC, a Delaware limited liability company (“Landlord”), and HYPERION THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into that certain Office Lease dated September 6, 2007 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord a total of 12,215 rentable square feet of space located on the second (2nd) floor of that certain office building at 601 Gateway Boulevard in South San Francisco, California (the “Building”) and commonly known as Suite 200 and Suite 250 (the “Premises”).

B. Tenant desires, and Landlord has agreed, to (i) extend the term of the Lease with respect to Suite 200 only (the “Renewal Premises”), which Renewal Premises are shown on the exhibit attached hereto as Exhibit A and which Renewal Premises shall consist of approximately 8,167 rentable square feet, for a period of eighteen (18) months and (ii) make certain other modifications to the Original Lease, and in connection therewith Landlord and Tenant desire to amend the Original Lease on the terms and conditions contained herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the same meaning as is given such terms in the Original Lease. From and after the date hereof, all references in the Original Lease and herein to the “Lease” shall mean and refer to the Original Lease as amended hereby.

2. Renewal Premises Extended Term. Landlord and Tenant acknowledge and agree that the Lease Term for the Premises is scheduled to expire on January 31, 2012 (the “Scheduled Expiration Date”) pursuant to the terms of the Original Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant’s lease of the Renewal Premises only shall expire on August 31, 2013 (the “Extended Term Expiration Date”), unless sooner terminated in accordance with the Lease. The period of time commencing on February 1, 2012 (the “Extended Term Commencement Date”) and terminating on the Extended Term Expiration Date shall be referred to as the “Extended Term.” The Lease Term shall expire as to all that portion of the Premises less the Renewal Premises (the “Termination Premises”) on the Scheduled Expiration Date in accordance with the terms of the Original Lease and all rights and obligations of Landlord and Tenant as to the Termination Premises shall be subject to and in accordance with the terms of the Original Lease; provided, however, that if the current subtenant of the Termination Premises remains in the Termination Premises after the Scheduled Expiration Date pursuant to a direct lease with Landlord or otherwise with Landlord’s written consent, then the provisions of Article 15 of the Original Lease shall not apply as between Landlord and Tenant as to the Termination Premises and Tenant shall be released from all obligations thereunder. Effective upon the Extended Term Commencement Date, all references in the Lease to the “Lease Term” shall mean and refer to the Extended Term, all references in the Lease and herein to the “Lease Expiration Date” or “expiration of the Lease Term” shall mean and refer to the Extended Term Expiration Date, and all references in the Lease and herein to the “Premises” shall mean and refer to the Renewal Premises.

3. Base Rent. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall pay Base Rent for the Renewal Premises in accordance with the following schedule:

Period During Extended Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rental Rate Per Rentable Square Foot of the Existing Premises
February 1, 2012 — August 31, 2013	$235,209.60	$19,600.80	$2.40

4. Tenant’s Share of Direct Expenses. Notwithstanding anything to the contrary in the Lease, prior to the Extended Term Commencement Date, Tenant shall continue to pay Tenant’s Share of Building Direct Expenses for the Premises in accordance with the terms of the Original Lease. Commencing on the Extended Term Commencement Date, and continuing throughout the Extended Term, Tenant shall continue to pay Tenant’s Share of Building Direct Expenses in accordance with the terms of the Lease; provided however, (i) Tenant’s Share shall equal 3.7849%, and (ii) the Base Year shall be calendar year 2012; provided further, however, the Base Year shall be the period from July 1, 2011 through June 30, 2012 for purposes of calculating Tenant’s Share of Tax Expenses only.

5. Condition of Premises. Tenant hereby acknowledges that Tenant is currently in possession of the Premises and that, except as set forth in the Original Lease and the Tenant Work Letter, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Renewal Premises, the Building or the Project, or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business. Except as expressly set forth in this First Amendment, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Renewal Premises, and Tenant shall continue to accept the Premises in its presently existing, “as-is” condition. Tenant hereby acknowledges and agrees that any improvements, alterations, additions or changes to the Premises shall be completed pursuant to the terms and conditions of Article 8 of the Lease.

6. Landlord Work. Landlord shall construct or cause to be constructed a demising wall as shown in Exhibit A, attached hereto and incorporated herein by this reference; provided that, Tenant hereby agrees that, notwithstanding Tenant’s occupancy of the Renewal Premises during the construction of such demising wall by Landlord, Landlord shall be permitted to construct such demising wall during normal business hours, without any obligation to pay overtime or other premiums, and the construction of such demising wall by Landlord shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, and Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the construction of such demising wall, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of its retained portion of the Premises or of Tenant’s personal property or improvements resulting from the construction of such demising wall, or for any inconvenience or annoyance occasioned by the construction of such demising wall.

7. Security Deposit/Return of Letter of Credit.

(a) Security Deposit. Prior to the Extended Term Commencement Date, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount of Thirty-Nine Thousand Two Hundred Ninety-Two and 80/100 Dollars ($39,292.80), as security for the faithful performance by Tenant of all of its obligations under the Lease. If Tenant is in uncured default under Article 19.1 with respect to any provisions of the Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, Landlord may, without notice to Tenant, but shall not be required to apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default and Tenant shall, upon demand therefor, restore the Security Deposit to its original amount. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Extended Term. Tenant shall not be entitled to any interest on the Security Deposit and Landlord shall have the right to commingle the Security Deposit with Landlord’s other funds. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and all other provisions of law, now or hereafter in effect, which (i) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (ii) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Section 7(a) above and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant’s default of the Lease, including, but not limited to, all damages or rent due upon termination of the Lease pursuant to Section 1951.2 of the California Civil Code.

(b) Return of Letter of Credit. Upon receipt of the cash Security Deposit or upon receipt of confirmation from Landlord’s bank that any check conveying the Security Deposit has cleared, Landlord shall promptly (and in any event within fifteen (15) days) release and return the L/C (as such term is defined in Section 21.3 of the Original Lease) to Tenant’s bank and effective as of the date of such return of the L/C to Tenant’s bank, Article 21 of the Original Lease shall be deleted in its entirety.

8. Signage. Landlord and Tenant acknowledge that Tenant has existing Building standard signage in the ground floor lobby of the Building and adjacent to the Premises, pursuant to Article 23 of the Original Lease. Should Tenant require any additional signage in connection with the Renewal Premises or for the Extended Term, Tenant acknowledges that any such additional signage shall be at Tenant’s sole cost and expense and shall be otherwise subject to all the terms and conditions set forth in Article 23 of the Original Lease.

9. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent other than Studley (“Tenant’s Broker”) and Jones Lang LaSalle (“Landlord’s Broker”) in connection with the negotiation of this First Amendment and that they know of no real estate broker or agent other than Tenant’s Broker and Landlord’s Broker who is entitled to a commission in connection with this First Amendment. Landlord shall pay any commission due to Tenant’s Broker and Landlord’s Broker in connection with this First Amendment pursuant to a separate agreement between Landlord and Landlord’s Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent other than Landlord’s Broker and Tenant’s Broker. The terms of this Section 9 shall survive the expiration or earlier termination of this First Amendment or the Lease.

10. No Further Modification. Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this First Amendment, the terms and conditions of this First Amendment shall prevail.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“Landlord”:

GATEWAY CENTER LLC, a Delaware limited liability company

BY:	BOSTON PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership, its sole member

BY: BOSTON PROPERTIES, INC, a Delaware corporation, its general partner

BY: /s/ Rod Diehl
Rod Diehl Senior Vice President, Leasing

“Tenant”:

HYPERION THERAPEUTICS, INC, a Delaware corporation

By:	/s/ Donald J. Santel
Name: Donald J. Santel Title: CEO

By:	/s/ Jeff Farrow
Name: Jeff Farrow Title: CFO